Exhibit 99

[LOGO]                                              The Brink's Company
                                                    1801 Bayberry Court
                                                    P.O. Box 18100
                                                    Richmond, VA 23226-8100 USA
PRESS RELEASE                                       Tel. 804.289.9600
                                                    Fax 804.289.9760

Contact:                                            FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709


                       THE BRINK'S COMPANY COMPLETES SALE
                             OF NATURAL GAS BUSINESS

RICHMOND, Va., (August 13, 2003) - The Brink's Company (NYSE: BCO) announced today that it has completed the previously announced sale of its natural gas business to an affiliate of First Reserve Corporation for approximately $81 million in cash. Rothschild Inc. acted as financial advisor to The Brink's Company in connection with this transaction.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three main businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in global supply chain management. For more information, please visit The Brink's Company website at www.BrinksCompany.com, or call toll free 877-275-7488.

About First Reserve Corporation
Based in Greenwich, Connecticut, First Reserve is an independently owned private equity firm that invests exclusively in the energy and energy related sectors of the world economy. First Reserve is the oldest and largest private equity firm specializing in the energy industry with $2.6 billion under management. It is currently the largest shareholder in Dresser, Inc., Chicago Bridge & Iron, Pride International, Quanta Services, and Superior Energy Services. For more information, please visit the First Reserve website at www.firstreserve.com.

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